EXHIBIT 99.1

TEMPUR-PEDIC NAMES MARK SARVARY AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

LEXINGTON, KY, June 30, 2008 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced that it has named Mark Sarvary as Chief Executive Officer and President, succeeding H. Thomas Bryant, who as previously announced will retire from the role, effective August 4, 2008. Until then, Mr. Sarvary will be working with Mr. Bryant to ensure a smooth transition.

Mr. Sarvary is currently an Industrial Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from 2004 to 2007, Mr. Sarvary was the President of Campbell Soup Company’s North America division, responsible for $6 billion of businesses including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division.

Prior to joining Campbell’s, from 1999 to 2002 he was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM in Europe.

Tempur-Pedic’s Chairman, P. Andrews McLane stated: “Mark Sarvary is exceptionally well-qualified for the CEO role and has the ability and experience to lead Tempur-Pedic beyond the $1 billion sales level into its next phase of growth and development. He has a track record of driving sales and earnings growth. He also understands the value of brands, the need to exceed customer and consumer expectations, and the importance of employee engagement to achieve superior business performance. Mark is an accomplished business leader who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations.”

Commenting on his appointment, Mr. Sarvary stated: “I am very excited to be appointed as CEO of Tempur-Pedic. I am looking forward to building on the incredible brand and unique technology. I am also thrilled to be joining the Tempur-Pedic family. The Company has a strong culture, an excellent leadership team and a dedicated board.”

Mr. Sarvary was raised in Europe, and received a BSc (Physics) from Kent University in the United Kingdom and an MBA from INSEAD Business School in France.

Mr. Sarvary will assume his role as Chief Executive Officer and President and will join the Tempur-Pedic Board of Directors on August 4, 2008. Mr. Bryant will continue to serve on Tempur-Pedic’s Board of Directors through the current term expiring in 2009.

Mr. McLane concluded “I would also like to thank Tom Bryant for all his efforts and significant achievements at Tempur-Pedic, and we wish him well on his retirement.”

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to Mr. Sarvary and Tempur-Pedic’s anticipated growth and development, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions, particularly in the retail sector, as well as consumer confidence; the Company’s ability to reduce expenses to align with reduced sales levels; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR® and Tempur-Pedic® are the Company’s trademarks, trade names and service marks. All other trademarks, trade names and service marks used in this press release are the property of their respective owners.

Press Contact:

John Moore

Edelman

404-832-6352

Investor Relations Contact:

Barry Hytinen

Vice President, Investor Relations and Financial Planning & Analysis

800-805-3635